As filed with the Securities and Exchange Commission on May 11, 2006

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Century Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Maryland	56-2451736
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

(Address, Including Zip Code, of Principal Executive Offices)

New Century Financial Corporation

2004 Performance Incentive Plan

(Full Title of the Plan)

Brad A. Morrice

Vice Chairman, President and Chief Operating Officer

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

(949) 440-7030

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

David A. Krinsky, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, $0.01 par value per share	1,250,000	(1) shares	$48.47	(2)	$60,587,500	(2)	$6,482.86	(2)

(1)	This Registration Statement covers, in addition to the number of shares of New Century Financial Corporation, a Maryland corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the New Century Financial Corporation 2004 Performance Incentive Plan, as amended (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Pursuant to Securities Act Rules 457(h) and 457(c), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low sales prices of the Common Stock on May 5, 2006, as quoted on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 9.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed with the Commission on March 16, 2006 (Commission File No. 001-32314);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2006, filed with the Commission on May 10, 2006 (Commission File No. 001-32314);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on May 11, 2006, May 2, 2006, April 6, 2006, April 4, 2006, March 15, 2006 (only with respect to Items 1.01 and 5.02 included therein), February 28, 2006, February 17, 2006, February 17, 2006, February 3, 2006, February 2, 2006 (only with respect to the Form 8-K filed on this date that contains Item 5.02 disclosure), January 31, 2006 and January 20, 2006 (each, Commission File No. 001-32314); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 30, 2004 (Commission File No. 001-32314) (which incorporates such description by reference to the material in the sections entitled “Description of New Century REIT Capital Stock” and “Comparison of Rights of Stockholders of New Century Financial and New Century REIT” contained in the Company’s registration statement on Form S-4 initially filed with the Commission on April 22, 2004 (Commission File No. 333-114709), as amended, which description is also incorporated herein by this reference), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Stergios Theologides, Esq. Mr. Theologides is the Executive Vice President—Corporate Affairs and General Counsel of the Company and is compensated by the Company as an employee. Mr. Theologides owns 35,168 shares of Common Stock, 12,621 of which are restricted shares, and stock options to acquire up to an additional 43,721 shares of Common Stock. Mr. Theologides is eligible to receive stock awards by the Company under the Plan.

Item 6. Indemnification of Directors and Officers

The Company’s charter and bylaws require it to indemnify the Company’s directors and officers to the fullest extent required or permitted by law and to indemnify other employees and agents to such extent as may be authorized by the Company’s board of directors. The Maryland General Corporation Law, or the “MGCL,” requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the receipt by the corporation of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Company has entered into agreements with its directors and officers pursuant to which the Company has agreed to indemnify such directors and officers from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such directors or officers in or arising out of their capacities as a director, officer, employee and/or agent of the applicable company or any other corporation of which such person is a director or officer at the request of the applicable company to the maximum extent provided by applicable law. In addition, such directors or officers are entitled to an advance of expenses to the maximum extent authorized or permitted by law.

At present, there is no pending litigation or proceeding involving the Company’s directors or officers as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The Company will maintain directors and officers liability insurance coverage for its directors and officers providing coverage for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Company.

The foregoing summaries are necessarily subject to the complete text of the MGCL, the Company’s charter documents, the indemnity agreements entered into between the Company and each of its directors and officers and the Company’s directors’ and officers’ liability insurance policy and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act:

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 11, 2006.

NEW CENTURY FINANCIAL CORPORATION

By:	/S/ ROBERT K. COLE
Robert K. Cole
Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert K. Cole and Brad A. Morrice, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT K. COLE Robert K. Cole	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 11, 2006

/s/ PATTI M. DODGE Patti M. Dodge	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2006

/s/ BRAD A. MORRICE Brad A. Morrice	Vice Chairman, President and Chief Operating Officer	May 11, 2006

/s/ EDWARD F. GOTSCHALL Edward F. Gotschall	Vice Chairman	May 11, 2006

/s/ MARILYN A. ALEXANDER Marilyn A. Alexander	Director	May 11, 2006

/s/ HAROLD A. BLACK Harold A. Black	Director	May 11, 2006

/s/ DAVID EINHORN David Einhorn	Director	May 11, 2006

/s/ FREDERIC J. FORSTER Fredric J. Forster	Director	May 11, 2006

/s/ DONALD E. LANGE Donald E. Lange	Director	May 11, 2006

/s/ WILLIAM J. POPEJOY William J. Popejoy	Director	May 11, 2006

/s/ MICHAEL M. SACHS Michael M. Sachs	Director	May 11, 2006

/s/ RICHARD A. ZONA Richard A. Zona	Director	May 11, 2006

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	New Century Financial Corporation 2004 Performance Incentive Plan. (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 11, 2006 (Commission File No. 001-32314) and incorporated herein by this reference.)

5.1	Opinion of Company Counsel (opinion re legality).

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).

23.2	Consent of Company Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included in this Registration Statement under “Signatures”).